For more information contact:

KinderCare Learning Centers, Inc.
Dan Jackson, Executive Vice President,
Chief Financial Officer
(503) 872-1317

Ref: NR11203

KinderCare Announces Fiscal Year 2003 Results

(PORTLAND, Ore.) – August 28, 2003 – KinderCare Learning Centers, Inc. is pleased to announce net revenues of $850.0 million in fiscal 2003, an increase of $31.1 million, or 3.8%, from the same period last year. The increase was due to higher tuition rates as well as additional net revenues generated by newly opened centers. Comparable center net revenues increased $10.2 million, or 1.3%. Comparable centers are those that have been open for at least one year.

The average weekly tuition rate was $144.45, an increase of $6.73, or 4.9%, which is primarily due to tuition increases. Occupancy was 63.3%, a decline of 2.3 percentage points due primarily to reduced full-time equivalent attendance within the population of older centers.

During fiscal 2003, 28 new centers were opened compared to 35 in the same period last year, while 28 centers were closed compared to 13 in the same period last year.

In fiscal 2003, operating income was $70.6 million, a decrease of $3.9 million, or 5.2%, from the same period last year. While tuition rates were higher, operating income decreased due primarily to $12.7 million of increased insurance costs and $4.8 million of higher rent expense due primarily to our sale-leaseback program. Also, as a result of our sale-leaseback program, depreciation expense decreased by $1.2 million, due to centers being classified as operating leases when they are sold and leased back.

Net income for fiscal 2003 was $13.4 million, a decrease of $3.1 million, or 18.9%, from the same period last year. The decrease in net income was due to higher insurance costs, the write down of a minority investment of $4.0 million, net of tax, and increased rent expense, offset in part by higher tuition rates and reduced interest costs. Basic and diluted net income per share were $0.68 and $0.67, respectively, in fiscal 2003. For fiscal 2002, basic and diluted net income per share were $0.83 and $0.82, respectively.

In fiscal 2003, EBITDAR was $176.7 million, a decrease of $2.6 million from the same period last year. The decrease was primarily due to higher insurance costs and the write down of a minority investment, offset by higher tuition rates and control over labor productivity. EBITDAR is a non-GAAP financial measure and is defined as earnings before interest, taxes, depreciation, amortization, rent and related components of discontinued operations.

At May 30, 2003, our net debt was $437.0 million, a decrease of $86.7 million from May 31, 2002. The decrease was largely the result of $88.8 million of net proceeds received from our sale-leaseback program and $78.7 million of cash provided by operating activities during fiscal 2003. Capital expenditures were $83.1 million in fiscal 2003, a decrease of $12.7 million from the same period last year. The decrease was due to a reduction in spending for new center development.

Fourth Quarter of Fiscal 2003

Net revenues for the fourth quarter of fiscal 2003, were $206.1 million, an increase of $7.3 million, or 3.7%, from the same period last year. The increase was due to higher tuition rates, as well as additional net revenues generated by newly opened centers. Comparable center net revenues increased $2.6 million, or 1.3%.

The average weekly tuition rate was $146.33, an increase of $6.09, or 4.3%, from the same period last year, which is due primarily to tuition increases. Occupancy was 65.9%, a decrease of 1.9 percentage points largely as a result of reduced full-time equivalent attendance within the population of older centers.

During each of the fourth quarters in fiscal 2003 and fiscal 2002, four new centers were opened. Four centers were closed in the fourth quarter of fiscal 2003 compared to five in the same period last year.

In the fourth quarter of fiscal 2003, operating income was $21.7 million, a decrease of $0.2 million, or 0.8%, from the same period last year. While tuition rates were higher, operating income decreased due primarily to $5.3 million of increased insurance costs and $1.8 million of higher rent expense due primarily to our sale-leaseback program. Also, as a result of our sale-leaseback program depreciation decreased $0.4 million as a result of centers being classified as operating leases when they are sold and leased back.

Net income was $3.4 million, a decrease of $2.4 million, or 41.2%, in the fourth quarter of fiscal 2003. This decrease was due to higher insurance costs, the write down of a minority investment of $4.0 million, net of tax, and increased rent expense, offset by higher tuition rates. Basic and diluted net income per share were both $0.17 in the fourth quarter of fiscal 2003. For the fourth quarter of fiscal 2002, basic and diluted net income per share were both $0.29.

EBITDAR, a non-GAAP financial measure, was $42.7 million for the fourth quarter of fiscal 2003, a decrease of $4.6 million, or 9.6%, from the same period last year. The decrease was primarily due to higher insurance costs and the write down of a minority investment, offset by higher tuition rates and control over labor productivity.

During the fourth quarter of fiscal 2003, our net debt decreased $35.6 million to $437.0 million at May 30, 2003. The decrease was largely the result of $21.9 million of net proceeds received from our sale-leaseback program and $30.2 million of cash provided by operating activities. Capital expenditures were $13.4 million in the fourth quarter of fiscal 2003, a decrease of $6.3 million from the same period last year, which was primarily due to a reduction in spending for new center development.

Debt Refinancing

On July 1, 2003, we successfully completed a refinancing involving a $300.0 million mortgage loan secured by first mortgages or deeds of trust on 475 early education and child care centers. The mortgage loan bears interest at a rate equal to LIBOR plus 2.25%. We also obtained a new $125.0 million revolving credit facility that replaced our then existing revolving credit facility. The new revolving credit facility is secured by mortgages or deeds of trust on 119 centers and certain other collateral. The revolving credit facility bears interest of LIBOR plus 3.25% and may change based on the achievement of certain performance measures. Both the mortgage loan and the new revolving credit facility are scheduled to mature in July 2008. The maturity of the mortgage loan may be extended to July 2009, subject to certain conditions.

The proceeds from the mortgage loan were used to pay off $145.0 million of loans outstanding under our previous credit facilities and $97.9 million outstanding under the synthetic lease facility, both of which were scheduled to expire in February 2004. We also used $38.6 million of the proceeds to repurchase $37.0 million aggregate principal amount of our 9.5% senior subordinated notes.

Non-GAAP Financial Measures

A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, from the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (“GAAP”). We have provided a reconciliation of EBITDA and EBITDAR, non-GAAP measures of our liquidity, to cash provided by operating activities, the most comparable GAAP financial measure, at the end of this release.

We believe EBITDA and EBITDAR are useful tools for certain investors and creditors for measuring our ability to meet debt service requirements. Additionally, management uses EBITDA and EBITDAR for purposes of reviewing our results of operations on a more comparable basis. We have provided EBITDA and EBITDAR in previous earnings releases and continue to provide this measure for comparability between periods. EBITDA and EBITDAR were restated from amounts reported in previous periods to comply with Securities and Exchange Commission Regulation G, Conditions for Use of Non-GAAP Financial Measures. EBITDA and EBITDAR do not represent cash flow from operations as defined by GAAP, are not necessarily indicative of cash available to fund all cash flow needs and should not be considered alternatives to net income under GAAP for purposes of evaluating our results of operations.

Comparable Centers

A center is included in comparable center net revenues when it has been open and operated by us at least one year and it has not been rebuilt or permanently relocated within that year. Therefore, a center is considered comparable during the first four week period it has prior year net revenues.

Discontinued Operations

Discontinued operations represents the operating results for all periods presented of the 28 centers closed during fiscal 2003.

Stock Split

These per share amounts were adjusted to reflect a 2-for-1 stock split effective August 19, 2002.

Fiscal Calendar

We utilize a fiscal reporting schedule comprised of 13 four-week periods. The fiscal year ends on the Friday closest to May 31st. The first fiscal quarter includes 16 weeks and the remaining quarters each include 12 weeks.

Conference Call

We will host a conference call at 1.888.203.4765 (reference: KinderCare) to discuss the results of fiscal 2003 on Tuesday, September 2, 2003 at 11:30 a.m. Pacific Daylight Time. Replays will be available through Monday, September 8, 2003, at 1.800.642.1687, access identification number 2468619. This call will also be streamed over the internet, accessible via http://www.kindercare.com/about_ir, at the webcast listing. Replays will be available at our website for 90 days from the date of the call.

About Us

We are the leading for-profit provider of early childhood education and care services in the United States. At August 22, 2003, we served approximately 116,000 children and their families at 1,259 child care centers. At our child care centers, education and care services are provided to infants and children up to twelve years of age. However, the majority of the children we serve are from six weeks to five years old. The total licensed capacity at our centers was approximately 167,000 at August 22, 2003.

We operate child care centers under two brands as follows:

  KinderCare – At August 22, 2003, we operated 1,189 KinderCare centers. The brand was established in 1969 and includes centers in 39 states, as well as two centers located in the United Kingdom.
  Mulberry – We operated 70 Mulberry centers at August 22, 2003, which are located primarily in the northeast region of the United States and southern California. In addition, we had seven service contracts to operate before- and after-school programs.

We also partner with companies to provide on- or near-site care to help employers attract and retain employees. Included in our 1,259 centers at August 22, 2003 are 44 employer-sponsored centers. In addition to our center-based child care operations, our wholly-owned subsidiary KC Distance Learning, Inc., owns and operates a distance learning company serving teenagers and young adults in two business units as follows:

  Keystone National High School, an accredited high school distance learning program, which provides courses delivered in either online or correspondence formats; and
  Learning and Evaluation Center, which provides subject extension or make-up and extra credit courses to high school students.

We have minority investments in Voyager Expanded Learning, Inc., a developer of educational curricula for elementary and middle schools and a provider of a public school teacher retraining program, and Chancellor Beacon Academies, Inc., a charter school management company.

We are based in Portland, Oregon. Our internet website addresses include kindercare.com, kindercareatwork.com and mulberrychildcare.com. Information about KC Distance Learning, Inc.‘s educational programs is available at kcdistancelearning.com, keystonehighschool.com and creditmakeup.com.

KinderCare Learning Centers, Inc. and Subsidiaries
Financial and Operating Highlights
(In thousands, except per share amounts and child care center data)
(Unaudited)

                                     Fourth Quarter Ended            Fiscal Year Ended
                                  ---------------------------   ---------------------------
                                  May 30, 2003   May 31, 2002   May 30, 2003   May 31, 2002
                                  ------------   ------------   ------------   ------------
Results of operations:
Revenues, net.................... $    206,135   $    198,794   $    850,043   $    818,949
                                  ------------   ------------   ------------   ------------
Operating expenses:
  Salaries, wages and benefits         108,547        106,607        469,611        454,009
  Depreciation and amortization         15,366         16,670         59,422         58,249
  Rent...........................       12,431         10,650         52,573         47,733
  Provision for doubtful
    accounts.....................          336          2,725          5,088          7,378
  Other..........................       47,769         40,274        192,748        177,119
                                  ------------   ------------   ------------   ------------
      Total operating expenses...      184,449        176,926        779,442        744,488
                                  ------------   ------------   ------------   ------------
    Operating income.............       21,686         21,868         70,601         74,461
Investment income................          205            102            420            560
Interest expense.................       (9,240)        (9,639)       (41,032)       (44,075)
 Loss on minority investment.....       (6,700)        (2,265)        (6,700)        (2,265)
                                  ------------   ------------   ------------   ------------
  Income before income taxes
    and discontinued operations..         5,95         10,066         23,289         28,681
Income tax expense...............       (2,357)        (4,005)        (9,222)       (11,329)
                                  ------------   ------------   ------------   ------------
  Income before discontinued
    operations...................        3,594          6,061         14,067         17,352
Discontinued operations, net of
  income tax.....................         (234)          (349)          (652)          (809)
                                  ------------   ------------   ------------   ------------
    Net income................... $      3,360   $      5,712   $     13,415   $     16,543
                                  ============   ============   ============   ============
Basic net income per share (a):
Income before discontinued
  operations..................... $       0.18   $       0.31   $       0.71   $       0.87
Discontinued operations, net.....        (0.01)         (0.02)         (0.03)         (0.04)
                                  ------------   ------------   ------------   ------------
    Net income................... $       0.17   $       0.29   $       0.68   $       0.83
                                  ============   ============   ============   ============

Diluted net income, per share (a):
Income before discontinued
  operations..................... $       0.18   $       0.31   $       0.70   $       0.86
Discontinued operations, net.....        (0.01)         (0.02)         (0.03)         (0.04)
                                  ------------   ------------   ------------   ------------
    Net income................... $       0.17   $       0.29   $       0.67   $       0.82
                                  ============   ============   ============   ============

Weighted average common shares
  outstanding (a):
  Basic..........................       19,661         19,819         19,701         19,819
  Diluted........................       19,935         19,915         19,908         20,111
Other financial data:
 Net cash provided by operating
  activities..................... $     30,249   $     39,906   $     78,710         87,466
EBITDA...........................       30,174         36,265        123,386        130,155
EBITDAR..........................       42,664         47,214        176,713        179,275
Capital expenditures.............       13,383         19,653         83,114         95,843
Net debt at end of period........      437,014        523,698        437,014        523,698
Child care center data:
Average weekly tuition rate...... $     146.33   $     140.24   $     144.45   $     137.72
Occupancy........................         65.9%          67.8%          63.3%          65.6%
Licensed capacity at end of
  period.........................      167,000        166,000        167,000        166,000
Number of centers at end of
  period.........................        1,264          1,264          1,264          1,264

(a) Adjusted for the 2-for-1 stock split effective August 19, 2002

KinderCare Learning Centers, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
(In thousands)
(Unaudited)

                                     Fourth Quarter Ended            Fiscal Year Ended
                                  ---------------------------   ---------------------------
                                  May 30, 2003   May 31, 2002   May 30, 2003   May 31, 2002
                                  ------------   ------------   ------------   ------------
Net cash provided by
  operating activities........... $     30,249   $     39,906   $     78,710   $     87,466
Income tax expense...............        2,357          4,005          9,222         11,329
Deferred income taxes............       16,592         (6,243)        10,968         (6,431)
Interest expense, net............        9,035          9,537         40,612         43,515
Effect of discontinued
  operations on interest
  and taxes......................         (154)          (231)          (426)          (525)
Change in operating assets
  and liabilities................      (28,520)        (9,955)       (16,332)        (4,769)
Other non-cash items.............          615           (754)           632           (430)
                                  ------------   ------------   ------------   ------------
  EBITDA.........................       30,174         36,265        123,386        130,155
Rent expense.....................       12,431         10,650         52,573         47,733
Rent expense from discontinued
  operations.....................           59            299            754          1,387
                                  ------------   ------------   ------------   ------------
  EBITDAR........................ $     42,664   $     47,214   $    176,713   $    179,275
                                  ============   ============   ============   ============